  Exhibit 99.1

ParkerVision Reports Third Quarter 2020 Results

JACKSONVILLE, Fla., November 16, 2020 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the three and nine months ended September 30, 2020.

Recent Developments

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ParkerVision seeking $1.3 billion in damages in a jury trial scheduled to begin May 3, 2021 against Qualcomm in the middle district of Florida (Orlando division)

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The damages sought in this case are based on the conclusion reached by ParkerVisions’s damages expert in a report provided to Qualcomm, the purpose of which is to establish the reasonable royalty that Qualcomm owes for its unauthorized use of ParkerVision’s technology, an amount that will ultimately be determined by the court.

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The damages submitted in the expert report exclude amounts related to ParkerVision’s requests for interest and enhanced damages for willful infringement.

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ParkerVision has a number of patent infringement cases underway in the western district of Texas

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Two cases against Intel scheduled for Markman hearings in January and February 2021 with trials scheduled for February and March 2022

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New cases filed against foreign corporations Buffalo, Hisense, TCL and Zyxel.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “Our long-awaited case against Qualcomm in Orlando is now less than six months from trial, and we are looking forward to presenting our case to a jury. During the pendency of this case, Qualcomm has attempted to prevent us from presenting our complete case to a Florida jury including challenging the validity of our patents at the PTAB and appellate courts, filing a motion that would have excluded our receiver patents from the case, and filing yet another motion to prevent us from asserting certain patent claims. The sum total of these litigation tactics has certainly resulted in delays to our day in court. However, having prevailed on these challenges, I have never felt better about the strength of our case. Our damages in this case reflect the reasonable royalty that Qualcomm owes us for its unauthorized use of our technology over many years. Ultimately, the decision on damages will be in the hands of the court, and I am confident that a jury will understand the full story here.”

Parker continued, “In the very near-term, we expect to have Markman, or claim construction, rulings in our Texas cases against Intel. While our cases against Qualcomm in Florida and Intel in Texas are primarily related to infringing products that are used in Smartphones, we also have four cases in Texas for the unauthorized use of our patents in WiFi products, such as smart televisions and routers.”

Third Quarter and Nine Month Financial Results

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Net loss for the third quarter of 2020 was $1.7 million, or $0.03 per common share, compared to a net loss of $2.1 million, or $0.07 per common share for the third quarter of 2019.

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The decrease in net loss year-over-year is largely due to measures to reduce spending along with reduced litigation expenses as a result of a stay in the infringement case against Qualcomm and Apple in Jacksonville, Florida that was not covered under a full contingency fee-based arrangement.

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Net loss for the nine months ended September 30, 2020 was $13.2 million, or $0.29 per common share, compared to $5.8 million, or $0.19 per common share in 2019.

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Much of the increase in net loss for the comparable periods is attributable to noncash items including an increase in the fair value of secured and unsecured contingent payment obligations of $4.2 million and an increase of $2.2 million in expense recognized upon modification of existing equity-related agreements. In addition, litigation fees and expenses increased $1.3 million as a result of expense incurred early in 2020 related to the infringement action against Qualcomm and Apple that was later stayed due to Covid and ultimately stayed pending the outcome of the upcoming case against Qualcomm in Orlando, Florida.

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We used cash for operations of approximately $4.2 million and repaid approximately $1.3 million in debt obligations for the nine months ended September 30, 2020. Our operations and debt repayments were funded primarily with proceeds from debt and equity issuances, including the issuance of common stock with accompanying contingent payment rights to an allocated portion of net proceeds that we receive from future patent-related actions.

About ParkerVision
ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2019 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2020. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc
904-732-6100
cpoehlman@parkervision.com

 (TABLES FOLLOW)

ParkerVision, Inc.
Balance Sheet Highlights

(in thousands)	(unaudited) September 30, 2020	December 31, 2019
Cash and cash equivalents	$147	$57
Prepaid expenses and other current assets	668	622
Intangible assets, net	2,326	2,878
Other noncurrent assets, net	79	369
Total assets	3,220	3,926

Current liabilities	5,638	6,138
Contingent payment obligations	32,561	26,651
Convertible notes	3,010	2,733
Other long-term liabilities	1,078	1,501
Shareholders’ deficit	(39,067)	(33,097)
Total liabilities and shareholders’ deficit	$3,220	$3,926

ParkerVision, Inc.
Summary Results of Operations

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2020	2019	2020	2019

Gross margin	$-	$-	$-	$-

Research and development expenses	-	-	-	334
Selling, general and administrative expenses	1,445	1,950	9,268	5,957
Total operating expenses	1,445	1,950	9,268	6,291

Interest expense, net	(118)	(101)	(419)	(239)
Change in fair value of contingent payment obligations	(105)	(68)	(3,487)	755
Total interest and other	(223)	(169)	(3,906)	516

Net loss	$(1,668)	$(2,119)	$(13,174)	$(5,775)

Basic and diluted net loss per common share	$(0.03)	$(0.07)	$(0.29)	$(0.19)

Weighted average shares outstanding	50,530	32,012	44,772	30,706

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(in thousands)	September 30
	2020	2019
Net cash used in operating activities	$(4,182)	$(3,294)
Net cash (used in) provided by investing activities	(3)	4
Net cash provided by financing activities	4,275	1,893

Net increase (decrease) in cash & cash equivalents	90	(1,397)

Cash & cash equivalents - beginning of period	57	1,527

Cash & cash equivalents - end of period	$147	$130